LOCATEPLUS  CONTACT:                         INVESTOR  RELATIONS  CONTACT:
James  Fields                              Gary  Geraci
LocatePLUS  Holdings  Corp.                    OTC  Financial  Network
Tel:  978-921-2727  (x124)                         Tel:  781/444-6100  (x629)
jfields@locateplus.com                         garyg@otcfn.com

        LOCATEPLUS HOLDINGS ANNOUNCES POSITIVE OUTLOOK FOR THIRD QUARTER --EXPECTS TO INCREASE REVENUES BY 80% YEAR-OVER-YEAR TO $830,000 IN Q3--


BEVERLY, MA - SEPTEMBER 19, 2003: LocatePLUS Holdings Corp. (OTC BB: LPLHA, LPLHB), one of the fastest growing business-to-business and business-to-government providers of public information, today announced it expects to report gross revenues of approximately $830,000 for the third quarter ending September 30, 2003, representing an increase of 80% compared to the same quarter in 2002. The Company also announced it expects to generate between $2.3 and $2.4 million for the first nine months of 2003, an increase of more than 95% compared to the first nine months of 2002. Net loss per share for the third quarter of 2003 is expected to be less than one cent per share, which is an improvement from the third quarter of 2002, where net loss per share was $0.01.

LocatePLUS CEO Jon Latorella stated, "Expectations for third quarter revenues are slightly higher than we initially anticipated. The introduction of product enhancements such as our Bulls-Eye search tool, launched in June, and further market penetration in the law enforcement sector, has contributed to an increase in our customer usage. We are extremely pleased to see strong progress through the third quarter, continuing our trend of nearly doubling quarterly revenues year-over-year and driving us toward profitability in 2004."

ABOUT  LOCATEPLUS
LocatePLUS is an industry-leading provider of public information and investigative solutions that are currently being used in homeland security, anti-terrorism and crime fighting initiatives. The Company's proprietary, Internet-accessible database is marketed to business-to-business and business-to-government sectors worldwide. LocatePLUS' customer base exceeds 12,000 members, including over 2,000 law enforcement agencies, as well as many major police departments across the country. Clients include many of the country's leading agencies, such as the FBI (Federal Bureau of Investigation), ATF (Bureau of Alcohol, Tobacco, Firearms and Explosives) and DEA (Drug Enforcement Administration). Channel partners include Loislaw and Earthlink.

Based on the 2000 United States Census figures and Company estimates, LocatePLUS has information on 98% of the adult population and data entries relating to nearly approximately 205 million individuals in the United States - maintained in one of the largest and most comprehensive XML data sources of its kind and capable of national delivery. For more information, visit the Company's Website at http://www.locateplus.com. For investor information, visit http://www.otcfn.com/lplha.

Safe Harbor Statement from LocatePLUS: Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and network or service offering growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Any forward-looking statements are estimates, reflecting the best judgment of the party making such statements based upon currently available information and involve a number of risks and uncertainties, including the timing of any expansion of the Company's database, and other factors which could cause actual results to differ materially from those stated in such statements. Risks, uncertainties and factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company should be considered in light of those factors.
                                       ###